Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Preliminary Fourth Quarter and Full Year 2018 Results

JOHANNESBURG, August 29, 2018 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released preliminary unaudited results for the fourth quarter and full-year fiscal 2018.

We are pleased to report another successful quarter and fiscal year as we embark upon our transition to a stable and growing business, no longer dependent on our SASSA contract in South Africa. Fiscal 2018 was a turbulent year, and one where we have positioned our company for future growth through our strategic investments and the realignment of our vast payment infrastructure servicing the rural communities in South Africa. We achieved this result despite the deferral of significant revenue related to Q4 activities under our SASSA contract, until we receive pricing confirmation from the Constitutional Court.

Fiscal 2018 highlights include:

•	Revenue of $612.9 million, and Fundamental EPS of $2.00 ($1.56 excluding fair value adjustments);
•	Adjusted EBITDA of $127.2 million;
•	Added 0.9 million new EPE accounts. Total accounts as of June 30 were 2.9 million; and
•	Spent $291.5 million on strategic investments and acquisitions, including Cell C, DNI and Bank Frick.

Q4 2018 highlights include:

•	Revenue of $149.2 million and Fundamental EPS of $0.22 ($0.29 excluding fair value adjustments);
•	Adjusted EBITDA of $24.3 million;
•	EPE account growth in the quarter of 0.4 million, to a total of 2.9 million at June 30; and
•	Stabilization in South Korea and repositioning of the International Payments Group.

Investment portfolio performance:

•	Our preliminary results include our share of DNI’s net income for 11 months of ZAR 258.4 million, which was well ahead of its budget and our previously reported guidance for DNI;
•	Cell C reported double-digit service revenue and EBITDA growth in the six months ended June 30, 2018;
•	Bank Frick continues to rapidly expand its operations, carrying forward the momentum from last year; and
•	Finbond generated revenue and net income of $161.9 million (66% increase) and $19.2 million (98% increase) for its fiscal year ended February 28, 2018.

We achieved the aforementioned results despite CPS revenue declining 81% year-over-year in the fourth quarter, as a result of the declining number of grant recipients we paid during the phase-out period of our SASSA contract, which is scheduled to terminate on September 30, 2018.

Looking ahead, and as we have said previously, we expect FY2019 to be both a transitional and a transformational year. While there is still considerable near-term uncertainty in our South African consumer related businesses, which includes EPE and other commercial banking accounts, as well as financial inclusion and lifestyle products, we are confident the strategy that we have implemented over the last few years will yield returns for our shareholders.

“It is with great excitement that we are counting down the days to the end of our SASSA contract on September 30, 2018,” said Herman Kotzé, CEO of Net1. “While many investors have been concerned that the end of this relationship would severely impact our other South African businesses, I can happily point to our solid Q4 we achieved despite a nearly 80% decline at CPS, as well as our guidance for fiscal 2019. Furthermore, the elimination of the negative impact that this contract has had on our business, management’s time and shareholder value, should provide a meaningful lift to product refinement and R&D going forward. We see many opportunities as we look ahead to the next several years. We expect to demonstrate our capabilities as a strong financial technology and services business with the proven ability to be the last mile provider of transacting, value added and financial services to the under-serviced individuals and businesses in our markets, regardless of their location. I am confident that our deep understanding and expertise in the areas of off-line payment systems, biometrics and blockchain applications will be leveraged to affirm our status as an innovative global fintech business,” he concluded.

Preliminary Summary Financial Metrics

	Fiscal year ended June 30,
			% change		% change
	2018	2017	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	612,889	610,066	0%		(6%	)
GAAP operating income	58,949	97,043	(39%	)	(43%	)
Adjusted EBITDA (1)	127,155	150,018	(15%	)	(21%	)
GAAP net income	39,150	72,954	(46%	)	(50%	)
Fundamental net income (1)	113,823	94,721	20%		12%
GAAP earnings per share ($)	0.69	1.34	(48%	)	(52%	)
Fundamental earnings per share ($) (1)	2.00	1.74	15%		8%
Fully-diluted shares outstanding (‘000’s)	56,858	54,648	4%
Average period USD/ ZAR exchange rate	12.70	13.62	(7%	)

	Three months ended June 30,
			% change		% change
	2018	2017	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	149,194	155,056	(4%	)	(16%	)
GAAP operating income	10,072	14,726	(32%	)	(41%	)
Adjusted EBITDA (1)	24,301	35,143	(31%	)	(40%	)
GAAP net income	7,036	11,289	(38%	)	(46%	)
Fundamental net income (1)	12,687	23,185	(45%	)	(48%	)
GAAP earnings per share ($)	0.12	0.20	(37%	)	(46%	)
Fundamental earnings per share ($) (1)	0.22	0.41	(46%	)	(48%	)
Fully-diluted shares outstanding (‘000’s)	56,816	57,249	(1%	)
Average period USD/ ZAR exchange rate	11.45	13.19	(13%	)

(1) Adjusted EBITDA, fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—EBITDA and Adjusted EBITDA, and —Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP operating income to EBITDA and Adjusted EBITDA, and GAAP net income to fundamental net income and earnings per share.

Fiscal 2019 guidance

For fiscal year 2019, we are establishing an initial guidance for FEPS of at least $1.05. This guidance is based on the following expectations:

•	EPE accounts remain stable at 2.5 million and at current Average Revenue Per User (“ARPU”);
•	DNI revenue and earnings growth of 10%;
•	South Korea full year results consistent with 2018;
•	No contribution for CPS for the full year; and
•	A constant currency base of ZAR 12.70/$1, 56.8 million shares and a tax rate of 35%.

Factors impacting comparability of our Q4 2018 and Q4 2017 results

•

Growth in non-CPS South African transaction processing businesses: Higher volumes, transaction and fee income due to the increased utilization by our customers of both the National Payment System and our own distribution networks (including ATMs) during Q4 2018, resulted in improved contribution to our processing revenue;

•

Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by the expansion of our customer base over the last year and increased utilization of our ATM infrastructure;

•

Higher equity-accounted earnings and re-measurement loss: Finbond and our investment in DNI positively impacted our reported results by approximately $6.9 million, before amortization of intangible assets, net of deferred taxes. The acquisition of DNI also resulted in a non-cash $4.6 million loss on re-measurement of the previously held equity interest following the consolidation of its business into our financial statements on June 30, 2018;

•

Decline of CPS revenue and operating income due to the expiration of our SASSA contract: CPS revenue and operating income declined significantly due to 82% fewer grant recipients paid by CPS, being only those recipients paid at cash pay points as per the Constitutional Court order of March 23, 2018. We have not recognized the additional revenue per recipient recommended by South Africa’s National Treasury as the amounts have not yet been confirmed by the Constitutional Court. As a result, CPS incurred a significant operating loss during Q4 2018;

•

Favorable impact from the weakening of the U.S. dollar against the South African Rand: The U.S. dollar depreciated 13% against the ZAR and 5% against the KRW during Q4 2018 compared with Q4 2017, which positively impacted our reported results;

•

Regulatory changes in South Korea pertaining to fees on card transactions: The regulatory reduction in fees that may be charged on card transactions that came into effect in October 2017 continued to adversely impact our revenues and operating income in South Korea as all parties in the payment process adapt to the new laws and renegotiate their respective positions in the marketplace; and

•

Lower net interest income resulting from strategic investments: Net interest income was $3.8 million lower due to cash utilized for strategic investments. Interest expense increased due to the South African lending facilities we obtained in August 2017 and March 2018 to partially fund our investments.

Preliminary results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website at http://ir.net1.com/phoenix.zhtml?c=73876&p=irol-IRHome.

     South African transaction processing

Segment revenue was $64.0 million in Q4 2018, down 6% compared with Q4 2017 in USD, and 18% lower on a constant currency basis. The decrease in segment revenue was primarily due to a significant decline in the number of social welfare grants billed at the old contract rate as the Constitutional Court has not yet issued an order on National Treasury’s price recommendation. The resulting segment revenue decline was partially offset by higher EPE related transaction revenue and increased inter-segment transaction processing activities. Operating income decreased, primarily as result of the fees earned from SASSA for paying grant recipients remaining on the current pricing terms, which is not sufficient to cover CPS’ fixed costs and resulted in an operating loss in CPS for Q4 2018. Our operating income margin for Q4 2018 and 2017 was 6.7% and 21.9%, respectively.

     International transaction processing

Segment revenue of $43.6 million in Q4 2018 was down 3% compared with Q4 2017 due to a lower contribution from KSNET. Operating income during Q4 2018 was higher than Q4 2017 because last year’s results include a $3.8 million allowance for doubtful finance loans receivable. Excluding this allowance, Q4 2018 is lower than the comparative period and was adversely impacted by lower operating income generated in South Korea as a result of the regulations governing the fees that may be charged on card transactions and lower contributions from the other international businesses as we restructured various units to consolidate them under the International Payments Group. Operating income margin for Q4 2018 and 2017 was 4.8% and 4.5%, respectively.

     Financial inclusion and applied technologies

Segment revenue was $53.9 million in Q4 2018, down 4% compared with Q4 2017 in USD and down 17% on a constant currency basis. Financial inclusion and applied technologies revenue and operating income decreased primarily due to fewer prepaid airtime and other value added services sales, lower volumes in our lending business as we tightened lending criteria and fewer inter-segment revenues, partially offset by growth in insurance products and monthly account fees charged to our customers.

Operating income margin for the Financial inclusion and applied technologies segment was 25.5% in Q4 2018 compared with 25.7% in Q4 2017, respectively, and has reduced primarily due to a decrease in inter-segment revenues and inflationary cost pressures, and partially offset by fewer low-margin prepaid product sales and higher monthly account fee income.

     Corporate/eliminations

Our corporate expenses have decreased primarily due to fewer transaction costs and lower intangible asset amortization during Q4 2018. In addition, Q4 2018 included a $4.6 million non-cash loss on re-measurement of DNI as a result of its consolidation into our financial statements and Q4 2017 included the costs associated with the separation of our former chief executive officer from us, comprised of an $8.0 million separation payment and a $1.6 million stock-based compensation charge.

     Cash flow and liquidity

At June 30, 2018, our cash and cash equivalents were $90.1 million and comprised mainly ZAR-denominated balances of ZAR 648.8 million ($47.3 million), KRW-denominated balances of KRW 32.8 billion ($29.5 million), U.S. dollar-denominated balances of $6.3 million, and other currency deposits, primarily Botswana pula, of $7.0 million, all amounts translated at exchange rates applicable as of June 30, 2018. The decrease in our cash balances from June 30, 2017, was primarily due to our investments in DNI, Bank Frick, Cell C and a $9 million listed note totaling $291.5 million, scheduled repayments of our South African long-term debt, unscheduled repayment of our South Korean debt in full, repayment of our short-term facilities, growth in our South African lending book, and capital expenditures, which was partially offset by cash generated by our core businesses and new South African long-term facilities.

Excluding the impact of interest received, interest paid under our South Korean and South African debt and taxes, the increase in operating cash flow relates primarily to the receipt of certain working capital loans outstanding, offset partially by the expansion of our South African lending book and weaker trading activity. Capital expenditures for Q4 2018 and 2017 were $1.9 million and $2.7 million, respectively, and decreased primarily due to the acquisition of fewer payment processing terminals in South Korea, partially offset by an increase in ATM and vehicle acquisitions in South Africa. We also paid approximately $9.2 million for an additional 6% interest in DNI and received $9.2 million related to the loan repayment from DNI. Finally, we made a scheduled South African debt facility payment of $16.1 million (ZAR 213.8 million) and repaid $3.4 million of our United States overdraft facilities.

Supplemental Presentation for Q4 2018 Results

A supplemental presentation for preliminary Q4 2018 will be posted to the Investor Relations page of our website at –http://ir.net1.com/phoenix.zhtml?c=73876&p=irol-presentations - one hour prior to our earnings call on Thursday, August 30, 2018.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using these non-GAAP measures and provide reconciliations to the directly comparable GAAP measures. The presentation of EBITDA, adjusted EBITDA, fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     EBITDA and Adjusted EBITDA

Earnings before interest, tax, depreciation and amortization (“EBITDA”) is GAAP operating income adjusted for depreciation and amortization and impairment losses. Adjusted EBITDA is EBITDA adjusted for costs related to acquisitions and transactions consummated or ultimately not pursued. Fiscal 2018 also includes adjustments for an allowance for doubtful working capital finance receivables, the non-cash re-measurement loss related to the acquisition of DNI, a refund of indirect taxes in South Korea and a gain realized on the sale of XeoHealth. Fiscal 2017 also includes adjustments for costs paid and stock-based compensation charges incurred related to the separation of our former chief executive officer from our company, and stock-based compensation reversals.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for the amortization of acquisition-related intangible assets (net of deferred taxes), the amortization of intangible assets (net of deferred taxes) related to equity-accounted investments, stock-based compensation charges and reversals, the amortization of South African and South Korean debt facility fees, an impairment loss and unusual non-recurring items, including costs related to acquisitions and transactions consummated or ultimately not pursued.

Fundamental net income and earnings per share for fiscal 2018 includes the Cell C fair value adjustment (net unrealized income on asset available for sale, net of tax), as well as adjustments for the non-cash re-measurement loss related to the acquisition of DNI, an impairment loss, an allowance for doubtful working capital finance receivables, a refund of indirect taxes in South Korea, the impact of changes in tax laws in the U.S and a gain realized on the sale of XeoHealth. Fundamental net income and earnings per share for fiscal 2017 also includes separation costs (net of taxes) paid to our former chief executive officer, adjustments for a refund (net of taxes) related to South Korean industry-wide litigation and US government investigations-related expenses.

We provide earnings guidance only on a non-GAAP basis and do not provide a reconciliation of forward-looking fundamental earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on past experience, could be material.

Management believes that the EBITDA, adjusted EBITDA, fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP operating income and EBITDA and adjusted EBITDA; and GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the impairment loss, loss on the acquisition of DNI and (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review these results on August 30, 2018, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-508-924-4326 (US and Canada), 0333-300-1418 (U.K. only) or 010-201-6800 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 22, 2018.

About Net1

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance, and is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including statements concerning our preliminary financial results for our fourth quarter and full year ended June 30, 2018. The preliminary financial results for our fourth quarter and full year 2018 included in this press release represent the most current information available to management. Our actual results, when disclosed in our Form 10-K, may differ from these preliminary results as a result of the completion of our financial closing procedures, final adjustments, completion of the review by our independent registered public accounting firm and other developments that may arise between now and the disclosure of the final results. A discussion of various factors that may cause our preliminary actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
ead of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt
Business Director – Burson-Marsteller South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com

NET 1 UEPS TECHNOLOGIES, INC.
Preliminary Unaudited Consolidated Statements of Operations

	Unaudited
	Three months ended		Year ended
	June 30,		June 30,
	2018	2017	2018 (A)	2017 (B)
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$149,194	$155,056	$612,889	$610,066

EXPENSE

Cost of goods sold, IT processing, servicing and support	78,030	73,173	304,536	292,383

Selling, general and administration	51,586	56,896	193,003	179,262

Depreciation and amortization	8,454	10,261	35,484	41,378

Impairment loss	1,052	-	20,917	-

OPERATING INCOME	10,072	14,726	58,949	97,043

INTEREST INCOME	2,982	6,408	17,885	20,897

INTEREST EXPENSE	2,069	1,711	8,941	3,484

INCOME BEFORE INCOME TAX EXPENSE	10,985	19,423	67,893	114,456

INCOME TAX EXPENSE	10,073	10,152	41,353	42,472

NET INCOME BEFORE EARNINGS FROM EQUITY- ACCOUNTED INVESTMENTS	912	9,271	26,540	71,984

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	4,341	1,886	11,730	2,664

NET INCOME	5,253	11,157	38,270	74,648

LESS NET INCOME ATTRIBUTABLE TO NON- CONTROLLING INTEREST	(1,783)	(132)	(880)	1,694

NET INCOME ATTRIBUTABLE TO NET1	$7,036	$11,289	$39,150	$72,954

Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.12	$0.20	$0.69	$1.34
Diluted earnings attributable to Net1 shareholders	$0.12	$0.20	$0.69	$1.33

(A) – Unaudited
(B) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Preliminary Unaudited Consolidated Balance Sheets

	Unaudited	(A) (R)
	June 30,	June 30,
	2018	2017
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$90,054	$258,457
Pre-funded social welfare grants receivable	2,965	2,322
Accounts receivable, net of allowances of – June: $1,101; June: $1,255	109,683	111,429
Finance loans receivable, net of allowances of – June: $16,403; June: $7,469	62,205	80,177
Inventory	12,887	8,020
Deferred income taxes	-	5,330
Total current assets before settlement assets	277,794	465,735
Settlement assets	149,047	640,455
Total current assets	426,841	1,106,190
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – June: $129,185; June: $120,212	27,054	39,411
EQUITY-ACCOUNTED INVESTMENTS	88,331	27,862
GOODWILL	283,240	188,833
INTANGIBLE ASSETS, net of accumulated amortization of – June: $121,466 ; June: $108,907	131,132	38,764
DEFERRED INCOME TAXES	6,312	-
OTHER LONG-TERM ASSETS, including reinsurance assets	256,380	49,696
TOTAL ASSETS	1,219,290	1,450,756
LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	-	16,579
Accounts payable	35,055	15,136
Other payables	47,994	34,799
Current portion of long-term borrowings	44,695	8,738
Income taxes payable	5,742	5,607
Total current liabilities before settlement obligations	133,486	80,859
Settlement obligations	149,047	640,455
Total current liabilities	282,533	721,314
DEFERRED INCOME TAXES	46,606	11,139
LONG-TERM BORROWINGS	5,469	7,501
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	38,580	2,795
TOTAL LIABILITIES	373,188	742,749
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK	107,672	107,672
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - June: 56,685,925; June: 56,369,737	80	80
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: June: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	276,201	273,733
TREASURY SHARES, AT COST: June: 24,891,292; June: 24,891,292	(286,951)	(286,951)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(159,237)	(162,569)
RETAINED EARNINGS	812,426	773,276
TOTAL NET1 EQUITY	642,519	597,569
NON-CONTROLLING INTEREST	95,911	2,766
TOTAL EQUITY	738,430	600,335

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,219,290	$1,450,756

(A) – Derived from audited financial statements
(R) During Q2, 2018, we reclassified redeemable common stock out of total equity because redeemable common stock is required to be presented outside of permanent equity. We have restated these amounts in our audited consolidated balance sheet as at June 30, 2017. Total equity has decreased by approximately $107.7 million and we have presented the approximately $107.7 million redeemable common stock outside of permanent equity. This reclassification has no impact on the Company’s previously reported consolidated income, comprehensive income or cash flows.

NET 1 UEPS TECHNOLOGIES, INC.
Preliminary Unaudited Consolidated Statements of Cash Flows

	Unaudited
	Three months ended		Year ended
	June 30,		June 30,
	2018	2017	2018 (A)	2017 (B)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,253	$11,157	$38,270	$74,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,454	10,261	35,484	41,378
Earnings from equity-accounted investments	(4,341)	(1,886)	(11,730)	(2,664)
Interest on Cedar Cellular note	(587)	-	(769)	-
Fair value adjustment	584	(239)	(212)	(300)
Interest payable	118	(64)	(146)	20
Facility fee amortized	122	1,232	589	1,326
Loss on fair value of DNI	4,614	-	4,614	-
(Profit) Loss on disposal of property, plant and equipment	(31)	(68)	40	(639)
Profit on disposal of business	-	-	(463)	-
Stock compensation charge, net of forfeitures	597	2,050	2,607	1,982
Dividends received from equity accounted investments	-	817	4,111	1,187
Impairment loss	1,052	-	20,917	-
Decrease (Increase) in accounts and finance loans receivable, and pre-funded grants receivable	21,968	(13,506)	31,390	(15,767)
Decrease (Increase) in inventory	255	2,717	(2,521)	3,025
Increase (Decrease) in accounts payable and other payables	4,820	(2,075)	10,595	(6,461)
(Decrease) Increase in taxes payable	(6,954)	(6,173)	1,137	(354)
(Decrease) Increase in deferred taxes	(1,083)	1,532	(1,308)	(220)
Net cash provided by operating activities	34,841	5,755	132,605	97,161
Cash flows from investing activities
Capital expenditures	(1,848)	(2,697)	(9,649)	(11,195)
Proceeds from disposal of property, plant and equipment	83	238	658	1,592
Investment in Cell C	-	-	(151,003)	-
Investment in equity of equity-accounted investments	-	-	(133,335)	-
Loans to equity-accounted investments	(1,000)	-	(10,635)	(12,044)
Repayment of loans by equity-accounted investments	9,180	-	9,180	-
Acquisition of held to maturity investment	-	-	(9,000)	-
Acquisitions, net of cash acquired	(6,202)	-	(6,202)	(4,651)
Investment in MobiKwik	-	(10,488)	-	(25,835)
Other investing activities, net	(207)	-	(361)	-
Net change in settlement assets	210,405	(116,755)	490,795	(61,938)
Net cash provided by (used in) investing activities	210,411	(129,702)	180,448	(114,071)
Cash flows from financing activities
Long-term borrowings utilized	-	279	113,157	800
Repayment of long-term borrowings	(16,095)	(8,825)	(77,062)	(37,318)
Repayment of bank overdraft	(5,932)	-	(62,925)	-
Proceeds from bank overdraft	2,528	16,176	44,900	16,176
Payment of guarantee fee	-	-	(754)	(1,145)
Proceeds from issue of common stock	-	2,250	-	47,879
Acquisition of treasury stock	-	(13,713)	-	(45,794)
Dividends paid to non-controlling interest	-	(1,454)	-	(2,067)
Net change in settlement obligations	(210,405)	116,755	(490,795)	61,938
Net cash (used in) provided by financing activities	(229,904)	111,468	(473,479)	40,469
Effect of exchange rate changes on cash	(12,466)	3,229	(7,977)	11,254
Net (decrease) increase in cash and cash equivalents	2,882	(9,250)	(168,403)	34,813
Cash, cash equivalents and restricted cash – beginning of period	87,172	267,707	258,457	223,644
Cash and cash equivalents – end of period	$90,054	$258,457	$90,054	$258,457

(A) – Unaudited
(B) – Derived from audited financial statements

Net 1 UEPS Technologies, Inc.

Attachment A

Preliminary Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2018 and 2017 and March 31, 2018

								Change –
								constant
				Change - actual				exchange rate(1)
				Q4 ‘18		Q4 ‘18		Q4 ‘18		Q4 ‘18
Key segmental data, in ’000, except				VS		VS		VS		VS
margins	Q4 ‘18	Q4 ‘17	Q3 ‘18	Q4‘17		Q3 ‘18		Q4‘17		Q3 ‘18
Revenue:
South African transaction processing	$63,954	$67,747	$73,508	(6%	)	(13%	)	(18%	)	(17%	)
International transaction processing	43,580	45,025	46,240	(3%	)	(6%	)	(16%	)	(10%	)
Financial inclusion and applied technologies	53,888	56,220	59,574	(4%	)	(10%	)	(17%	)	(13%	)
Subtotal: Operating segments	161,422	168,992	179,322	(4%	)	(10%	)	(17%	)	(14%	)
Intersegment eliminations	(12,228)	(13,936)	(16,601)	(12%	)	(26%	)	(24%	)	(29%	)
Consolidated revenue	$149,194	$155,056	$162,721	(4%	)	(8%	)	(16%	)	(12%	)

Operating income (loss):
South African transaction processing	$4,275	$14,858	$12,719	(71%	)	(66%	)	(75%	)	(68%	)
International transaction processing	2,089	2,016	(14,892)	4%		(114%	)	(10%	)	(113%	)
Financial inclusion and applied technologies	13,747	14,431	14,968	(5%	)	(8%	)	(17%	)	(12%	)
Subtotal: Operating segments	20,111	31,305	12,795	(36%	)	57%		(44%	)	51%
Corporate/Eliminations	(10,039)	(16,579)	(5,231)	(39%	)	92%		(47%	)	84%
Consolidated operating income	$10,072	$14,726	$7,564	(32%	)	33%		(41%	)	28%

Operating income margin (%)
South African transaction processing	6.7%	21.9%	17.3%
International transaction processing	4.8%	4.5%	(32.2% )
Financial inclusion and applied technologies	25.5%	25.7%	25.1%
Consolidated operating margin .	6.8%	9.5%	4.6%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q4 2018 also prevailed during Q4 2017 and Q3 2018.

Fiscal year ended June 30, 2018 and 2017

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2018		F2018
			vs		vs
Key segmental data, in ’000, except margins	F2018	F2017	F2017		F2017
Revenue:
South African transaction processing	$268,047	$249,144	8%		0%
International transaction processing	180,027	176,729	2%		(5%	)
Financial inclusion and applied technologies	221,906	235,901	(6%	)	(12%	)
Subtotal: Operating segments	669,980	661,774	1%		(6%	)
Intersegment eliminations	(57,091)	(51,708)	10%		3%
Consolidated revenue	$612,889	$610,066	0%		(6%	)

Operating income:
South African transaction processing	$42,796	$59,309	(28%	)	(33%	)
International transaction processing	(12,478)	13,705	(191%	)	(185%	)
Financial inclusion and applied technologies	55,372	57,785	(4%	)	(11%	)
Subtotal: Operating segments	85,690	130,799	(34%	)	(39%	)
Corporate/Eliminations	(26,741)	(33,756)	(21%	)	(26%	)
Consolidated operating income	$58,949	$97,043	(39%	)	(43%	)

Operating income margin (%)
South African transaction processing	16.0%	23.8%
International transaction processing	(6.9% )	7.8%
Financial inclusion and applied technologies	25.0%	24.5%
Overall operating margin	9.6%	15.9%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2018 also prevailed during fiscal 2017.

Earnings from equity-accounted investments:

The table below presents the relative earnings (loss) from our equity-accounted investments:

			%				%
	Q4 2018	Q4 2017	change		F2018	F2017	change
DNI	$1,803	$-	nm		$7,005	$-	nm
Share of net income	2,642	-	nm		9,510	-	nm
Amortization of intangible assets, net of deferred tax	(839)	-	nm		(2,505)	-	nm
Bank Frick	(1,581)	-	nm		(606)	-	nm
Share of net income	(1,033)	-	nm		201	-	nm
Amortization of intangible assets, net of deferred tax	(144)	-	nm		(403)	-	nm
Other	(404)	-	nm		(404)	-	nm
Finbond	4,226	1,573	nm		5,327	2,503	113%
Other	(107)	313	(134%	)	4	161	(98%	)
Earnings from equity-accounted investments	$4,341	$1,886	130%		$11,730	$2,664	340%

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of preliminary GAAP operating income to EBITDA and Adjusted EBITDA:

Three months and year ended June 30, 2018 and 2017

	Three months ended		Year ended
	June 30,		June 30,
	2018	2017	2018	2017

Operating income - GAAP	10,072	14,726	58,949	97,043

Depreciation and amortization	8,454	10,261	35,484	41,378
Impairment loss	1,052	-	20,917	-
EBITDA	19,578	24,987	115,350	138,421
Non-recurring Mastertrading allowance for doubtful accounts	-	-	7,803	-
Loss resulting from acquisition of DNI	4,614	-	4,614	-
Transaction costs	109	586	2,396	3,347
Refund of South Korean indirect taxes	-	-	(2,545)	-
Profit on sale of Xeo	-	-	(463)	-
Former CEO separation payment,	-	8,000	-	8,000
Stock-based compensation charge related to former CEO and reversals	-	1,570	-	250
Adjusted EBITDA	24,301	35,143	127,155	150,018

Reconciliation of preliminary GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2018 and 2017

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2018	2017	2018	2017	2018	2017	2018	2017

GAAP	7,036	11,289	0.12	0.20	80,532	148,879	1.42	2.60

Net unrealized income on asset available for sale, net of tax	(4,167)	-			(47,694)	-
Loss resulting from acquisition of DNI	4,614	-			63,332	-
Intangible asset amortization, net	2,261	2,776			25,883	36,620
Impairment loss	1,052	-			14,442	-
Stock-based compensation charge	597	2,050			6,833	27,036
Intangible asset amortization, net related to equity-accounted investments	983	-			11,251	-
Facility fees for debt	122	1,238			1,396	16,329
Transaction costs	189	586			2,163	7,728
Former CEO separation payment, net of tax	-	5,200			-	68,578
US government investigations-related and
US lawsuit expenses	-	46			-	607
Fundamental	12,687	23,185	0.22	0.41	158,138	305,777	2.78	5.35

Fiscal year ended June 30, 2018 and 2017

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2018	2017	2018	2017	2018	2017	2018	2017

GAAP	39,150	72,954	0.69	1.34	497,014	993,504	8.75	18.22

Net unrealized income on asset available for sale, net of tax	25,199	-			319,904	-
Impairment loss	20,917	-			265,543	-
Non-recurring Mastertrading allowance for doubtful accounts	7,803	-			99,060	-
Intangible asset amortization, net	9,385	10,491			119,126	142,857
Loss resulting from acquisition of DNI	4,614	-			63,332	-
Transaction costs	2,239	3,347			28,424	45,580
Stock-based compensation charge	2,607	1,982			33,096	26,991
Refund of South Korean indirect taxes	(1,985)	-			(25,200)	-
Intangible asset amortization, net related to equity-accounted investments	2,908	-			36,917	-
Change in US tax rate	860	-			10,918	-
Profit on sale of Xeo	(463)	-			(5,878)	-
Facility fees for debt	589	1,294			7,477	17,621
Former CEO separation payment, net of tax	-	5,200			-	70,814
Refund related to litigation finalized in South Korea, net	-	(643)			-	(8,756)
US government investigations-related and
US lawsuit expenses	-	96			-	1,307
Fundamental	113,823	94,721	2.00	1.74	1,449,733	1,289,918	25.52	23.65

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of preliminary net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2018 and 2017

	2018	2017

Net income (USD’000)	7,036	11,289
Adjustments:
Re-measurement loss resulting from acquisition of DNI	4,614	-
Impairment loss	1,052	-
Profit on sale of property, plant and equipment	(31)	(68)
Tax effects on above	9	19

Net income used to calculate headline earnings (USD’000)	12,680	11,240

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,773	57,196

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,816	57,249

Headline earnings per share:
Basic, in USD	0.22	0.20
Diluted, in USD	0.22	0.20

Fiscal year ended June 30, 2018 and 2017

	2018	2017

Net income (USD’000)	39,150	72,954
Adjustments:
Impairment loss	20,917	-
Re-measurement loss resulting from acquisition of DNI	4,614	-
Profit on sale of business	(463)	-
Loss (Profit) on sale of property, plant and equipment	40	(639)
Tax effects on above	(11)	179

Net income used to calculate headline earnings (USD’000)	64,247	72,494

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	56,807	54,539

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	56,858	54,648

Headline earnings per share:
Basic, in USD	1.13	1.33
Diluted, in USD	1.13	1.33

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘18	Q4 ‘17	F2018	F2017

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	56,773	57,196	56,807	54,539
Effect of dilutive securities under GAAP	43	53	51	109
Denominator for headline diluted earnings per share	56,816	57,249	56,858	54,648

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.